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                                                                    Exhibit 12.1

                                  HOSPIRA, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                      (DOLLARS IN MILLIONS, EXCEPT RATIOS)

                                                                                   PRO FORMA AS ADJUSTED
                                                                             -----------------------------------
                                                                               THREE-MONTHS
                                                                                  ENDED            YEAR-ENDED
                                                                              MARCH 31, 2004   DECEMBER 31, 2003
                                                                             ---------------   -----------------
Net Earnings                                                                 $            65   $             256
Add (Deduct):
    Taxes on earnings                                                                     21                  98
    Amortization of capitalized interest, net of capitalized interest                      -                   3
                                                                             ---------------   -----------------
Net Earnings As Adjusted                                                     $            86   $             357
                                                                             ===============   =================
Fixed Charges:
    Interest on long-term and short-term debt                                              8                  39
    Capitalized interest cost                                                              2                   6
    Rental expense representative of an interest factor                                    3                   9
                                                                             ---------------   -----------------
Total Fixed Charges                                                                       13                  54
                                                                             ===============   =================
Total Adjusted Earnings Available For Payment Of Fixed Charges               $            99   $             411
                                                                             ===============   =================
Ratio Of Earnings To Fixed Charges                                                       7.8                 7.6
                                                                             ===============   =================

    Note: For purposes of computing this ratio, earnings represent income before taxes and amortization of capitalized interest, net of capitalized interest. Fixed charges consist of interest expense including capitalized interest and the portion of rental expense representative of the interest factor (Hospira considers one-third of rental expense to be the amount representing return on capital).